Exhibit 32.2

CERTIFICATION

The undersigned hereby certifies, in accordance with 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, in his capacity as an officer of Interparfums, Inc., that the Annual Report of Interparfums, Inc. on Form 10-K for the year ended December 31, 2025, fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operation of Interparfums, Inc.

Date: March 10, 2026	By:	/s/ Michel Atwood
Michel Atwood,
Chief Financial Officer and Principal Accounting Officer

A signed original of this written statement required by Section 906 has been provided to Interparfums, Inc. and will be retained by Interparfums, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.